LETTER AGREEMENT

Russell Investment Management Company

1301 Second Avenue

18th Floor

Seattle, WA 98101

Re:	Amended and Restated Management Agreement

Pursuant to Section 9 of the Amended and Restated Management Agreement between Russell Exchange Traded Funds Trust (“RET”) and Russell Investment Management Company (“RIMCo”) dated February 23, 2011, RET advises you that it is creating three new funds each listed in Appendix A (“New Funds”). RET desires RIMCo to serve as Investment Advisor with respect to the New Funds pursuant to the terms and conditions of the Amended and Restated Management Agreement. The fees to be charged by the advisor in return for its services shall be as set forth in Appendix A.

Please indicate your acceptance to act as advisor with respect to the New Funds by executing this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:
James G. Polisson
President and Chief Executive Officer

Accepted this day of .

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Peter Gunning
President and Chief Executive Officer

FRANK RUSSELL COMPANY

By:
Len Brennan
Chief Executive Officer

APPENDIX A

Name of Fund	Management Fee
Russell High Dividend Yield ETF	33 bps
Russell Small Cap High Dividend Yield ETF	38 bps
Russell International High Dividend Yield ETF	48 bps